Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

THIRD QUARTER 2025 FINANCIAL RESULTS

Englewood, Colorado, November 5, 2025 - Liberty Media Corporation (“Liberty Media” or “Liberty”) (NASDAQ: FWONA, FWONK, LLYVA, LLYVK) today reported third quarter 2025 results. Headlines include(1):

●	Attributed to Formula One Group
o	Formula 1
◾	Renewed agreements with Austin Grand Prix through 2034 and Azerbaijan Grand Prix through 2030 and extended Monaco Grand Prix through 2035
◾	Announced Apple as new US broadcast partner on the heels of F1 The Movie reaching approximately $630 million in global box office and becoming Apple’s largest movie to-date
◾	Entered into new licensing agreements with Pottery Barn Kids, Pottery Barn Teen and Hello Kitty x F1 Academy
o	MotoGP
◾	Completed acquisition of MotoGP on July 3rd
◾	Renewed agreements with Japanese Grand Prix through 2030 and Catalonia, Valencia, France, Germany and San Marino races through 2031
◾	Extended SuperSport broadcast agreement and LIQUI MOLY partnership and announced new sponsorship deal with Repsol for Moto2 and Moto3
◾	Refinanced MotoGP debt facilities with extended maturities and reduced interest rates
●	Attributed to Liberty Live Group
o	Fair value of Live Nation investment was $11.4 billion as of September 30th
o	Expect to complete split-off on December 15th

“Formula 1 delivered robust financial performance and is capitalizing on its global popularity, driving record attendance at races and continuing to expand ways to reach new and existing fans. In our first months of MotoGP ownership, we are working on near-term operating enhancements as well as setting the stage for longer-term monetization opportunities to accelerate growth. We are increasingly confident in the quality of the sport and the strength of its fan base. Finally, we are approaching the final stages to complete our split-off of Liberty Live in December which will better highlight the value of our position in Live Nation,” said Derek Chang, Liberty Media President & CEO.

Corporate Updates

On July 3, 2025, Liberty Media acquired approximately 84% of the equity interests in MotoGP with approximately 16% retained by management. The financial results herein are presented as if the acquisition of MotoGP occurred on January 1, 2024.

Liberty Media will hold a virtual special meeting of the holders of its Series A and Series B Liberty Live common stock on Friday, December 5, 2025 to vote on the proposed split-off of Liberty Live Group from Liberty Media into a separate public company, Liberty Live Holdings, Inc. Assuming satisfaction of all conditions to closing, the split-off is expected to occur on December 15, 2025. More information can be found in the definitive proxy statement filed with the SEC on November 4, 2025.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three and nine months ended September 30, 2025 to the same period in 2024.

FORMULA ONE GROUP – The following table provides the financial results attributed to Formula One Group for the third quarter of 2025. In the third quarter, Formula One Group incurred $15 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

For the periods presented below, the businesses and assets attributed to Formula One Group consist primarily of Liberty Media’s subsidiaries, Formula 1 (“F1”), MotoGP and Quint.

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2025	2024	2025

	amounts in millions		amounts in millions
Formula One Group
Revenue
Formula 1	$861	$869	$2,285	2,498
MotoGP	—	169	—	169
Corporate and other	70	68	255	266
Intragroup elimination	(20)	(21)	(54)	(60)
Total Formula One Group	$911	$1,085	$2,486	2,873
Operating Income (Loss)
Formula 1	$146	$168	$366	433
MotoGP	—	26	—	26
Corporate and other	(36)	(36)	(102)	(88)
Total Formula One Group	$110	$158	$264	371
Adjusted OIBDA (Loss)
Formula 1	$221	$234	$589	680
MotoGP	—	66	—	66
Corporate and other	(14)	(3)	(15)	(7)
Total Formula One Group	$207	$297	$574	739

F1 Operating Results

“We are nearing the end of another incredible season showcasing the very best of F1 – thrilling racing, tight competition and nearly half the grid reaching the podium. F1 remains a cultural cornerstone, evidenced by the global box office success of the F1 movie and further underscored by increasing engagement across our channels,” said Stefano Domenicali, Formula 1 President and CEO. “We completed multiple commercial agreements this quarter and continue to have success accelerating renewals and signing new partners with attractive terms, including our new US distribution partnership with Apple that will highlight the collaborative innovation between our brands for continued growth in the US. Recent strong race renewals and early extensions in key markets including Austin, Azerbaijan and Monaco also demonstrate the value F1 brings to the cities in which we race. We are confident in the next chapter of growth at F1.”

The following table provides the operating results of F1.

	Three months ended			Nine months ended
	September 30,			September 30,
	2024	2025	% Change	2024	2025	% Change

	$ amounts in millions			$ amounts in millions
Number of races in period	7	6		18	17

Primary revenue	$758	$738	(3)%	$1,960	$2,089	7%
Other revenue	103	131	27%	325	409	26%
Total motorsport revenue	$861	$869	1%	$2,285	$2,498	9%
Operating expenses (excluding stock-based compensation):
Team payments, excluding Concorde incentive payments	(371)	(341)	8%	(969)	(968)	—%
Other cost of motorsport revenue	(190)	(211)	(11)%	(523)	(613)	(17)%
Cost of motorsport revenue, excluding Concorde incentive payments	$(561)	$(552)	2%	$(1,492)	$(1,581)	(6)%
Selling, general and administrative expenses	(79)	(83)	(5)%	(204)	(237)	(16)%
Adjusted OIBDA	$221	$234	6%	$589	$680	15%
Concorde incentive payments	—	—	NM	—	(50)	NM
Stock-based compensation	(1)	(1)	—%	(2)	(1)	50%
Depreciation and amortization(a)	(74)	(65)	12%	(221)	(196)	11%
Operating income (loss)	$146	$168	15%	$366	$433	18%

a)	Includes $61 million and $50 million of amortization related to purchase accounting for the three months ended September 30, 2024 and September 30, 2025, respectively, that is excluded from calculations for purposes of team payments, and $184 million and $150 million of amortization related to purchase accounting for the nine months ended September 30, 2024 and September 30, 2025, respectively, that is excluded from calculations for purposes of team payments.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees.

There were six races held in the third quarter of 2025 compared to seven races held in the third quarter of 2024. There were 17 races held year-to-date through the third quarter of 2025 and 18 races held year-to-date through the third quarter of 2024. The 2025 calendar is scheduled to have the same 24 events that were held in 2024, except in a different order throughout the season, which will impact the year-over-year revenue and cost comparisons on a quarterly basis.

Primary F1 revenue decreased in the three months ended September 30, 2025 primarily due to the calendar variance compared to the prior year, which drove declines across race promotion and media rights revenue with a smaller proportion of season-based income recognized during the period. This was partially offset by increased sponsorship revenue from new partners, contractual fee increases across all primary revenue streams and growth in F1 TV subscription revenue.

Primary F1 revenue increased in the nine months ended September 30, 2025 with growth across sponsorship and media rights revenue, partially offset by a decline in race promotion revenue due to one less event held. Sponsorship revenue growth reflects contractual fee increases as well as revenue from new sponsors. Media rights revenue grew due to contractual fee increases, growth in F1 TV subscription revenue and the recognition of one-time revenue in the second quarter associated with the release of the F1 movie, partially offset by the impact of lower proportionate recognition of season-based revenue due to one less event held.

Other F1 revenue increased in the third quarter and nine months ended September 30, 2025 due to higher hospitality revenue and growth in licensing income. The increase in hospitality revenue was driven by underlying Paddock Club growth and other premium hospitality offerings, as well as an increase in Grand Prix Plaza activities during the third quarter. Other F1 revenue in the nine months ended September 30, 2025 also benefitted from higher freight revenue from the pass through of increased costs.

Operating income and Adjusted OIBDA(2) grew in the three and nine months ended September 30, 2025. Team payments decreased for the three months ended September 30, 2025 due to the pro rata recognition of team payments with one less race held in the third quarter compared to the prior year. Team payments were flat for the nine months ended September 30, 2025 as the impact of one fewer race was offset by expected higher team payments for the full year. Other cost of F1 motorsport revenue is largely variable in nature and derived from servicing both Primary and Other F1 revenue opportunities. These costs increased for both the three and nine months ended September 30, 2025 due to higher Paddock Club costs from increased attendance and costs from activities at Grand Prix Plaza that didn’t occur in the prior year. Growth in other cost of F1 motorsport revenue in the nine months ended September 30, 2025 was also impacted by higher freight costs associated with the different order of events and cost inflation, higher commissions and partner servicing costs linked to underlying revenue growth, increased costs to service new sponsors and higher costs of delivering F1 TV to a growing subscriber base. Selling, general and administrative expense increased in the three and nine months ended September 30, 2025 primarily due to higher marketing costs, including marketing spend associated with the 75th season launch event at London’s The O2 in the nine-month period. Personnel costs also increased during the nine months ended September 30, 2025.

MotoGP Operating Results

“Our first few months with Liberty have been exciting and productive, and we look forward to working together to accelerate our growth in the years ahead,” said Carmelo Ezpeleta, MotoGP President and CEO. “We’ve signed new sponsors and renewed existing partners this quarter as we continue building on the momentum from our brand refresh last year. The season is closing out with record attendance and growth in TV viewership, digital engagement and social followers. We continue to work on expanding our engagement with new audiences while deepening relationships with existing fans and are confident in the long-term opportunity.”

The following table provides the pro forma operating results of MotoGP. The financial results herein are presented as if the acquisition of MotoGP occurred on January 1, 2024. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of operations of MotoGP had the acquisition occurred on January 1, 2024, or to project the results of operations of Liberty for any future periods. The pro forma adjustments are based on available information and certain assumptions that Liberty management believes are reasonable. The pro forma adjustments are directly attributable to the acquisition and are expected to have a continuing impact on the results of operations of Liberty.

	Three months ended				Nine months ended
	September 30,				September 30,
	2024	2025	% Change	% Constant	2024	2025	% Change	% Constant

	$ amounts in millions		USD	Currency	$ amounts in millions		USD	Currency
Number of races in period	7	7			15	17

Primary revenue	$146	$147	1%		$324	$365	13%
Other revenue	23	22	(4)%		47	52	11%
Total motorsport revenue	$169	$169	—%	(5)%	$371	$417	12%	9%
Operating expenses (excluding stock-based compensation):
Cost of motorsport revenue	(79)	(84)	(6)%		(177)	(214)	(21)%
Selling, general and administrative expenses	(17)	(19)	(12)%		(40)	(53)	(33)%
Adjusted OIBDA	$73	$66	(10)%	(14)%	$154	$150	(3)%	(7)%
Depreciation and Amortization(a)	(37)	(38)	(3)%		(110)	(109)	1%
Operating income (loss)	$36	$28	(22)%	(25)%	$44	$41	(7)%	(16)%

The majority of MotoGP’s revenue and costs are Euro-denominated and as such, are subject to translational impacts from foreign exchange fluctuations. MotoGP calculates the effects of changes in currency exchange rates as the difference between current period activity translated using the prior period’s currency exchange rates. The table of results above includes both headline and constant currency(3) growth rates for revenue, Adjusted OIBDA and Operating income (loss).

Primary MotoGP revenue represents the majority of MotoGP’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees.

There were seven races held in the third quarter of 2025 compared to seven races held in the third quarter of 2024. There were 17 races held year-to-date through the third quarter of 2025 and 15 races held year-to-date through the third quarter of 2024. The 2025 calendar has a different order and mix of events compared to the prior year, which will impact season-based revenue recognition as well as year-over-year revenue and cost comparisons.

Primary MotoGP revenue increased modestly in the three months ended September 30, 2025 primarily due to favorable currency exchange rates and the calendar variance driving increased promotion fees, partially offset by the impact of lower season-based revenue recognition affecting media rights and sponsorship revenue. Primary MotoGP revenue increased in the nine months ended September 30, 2025 driven primarily by two additional events in 2025 positively impacting race promotion fees combined with favorable currency exchange rates.

Other MotoGP revenue represents revenue generated from other motorcycle racing championships including FIM World Superbike Championship (“WorldSBK”), hospitality and licensing revenue. Other MotoGP revenue decreased modestly in the three months ended September 30, 2025 as the impact of fewer races held for WorldSBK was partially offset by increased hospitality and favorable currency exchange rates. For the nine months ended September 30, 2025, Other MotoGP revenue increased primarily due to the impact of two additional races held as well as favorable currency exchange rates.

Operating income and Adjusted OIBDA declined in the three and nine months ended September 30, 2025. Cost of MotoGP motorsport revenue grew in the three months ended September 30, 2025 primarily due to increased costs of servicing sponsorship partners combined with the unfavorable impact of exchange rates.   In the nine months ended September 30, 2025, the increase in cost of MotoGP motorsport revenue was driven by two additional races driving higher freight and travel costs and unfavorable currency exchange rates. Selling, general and administrative expense increased in the three and nine months ended September 30, 2025 primarily from higher personnel costs and unfavorable currency exchange rates.

Corporate and Other Operating Results

Corporate and Other Adjusted OIBDA includes the rental income related to Grand Prix Plaza in Las Vegas, Quint results and other corporate overhead. Corporate and Other revenue was flat in the third quarter as rental income was slightly offset by a decline in Quint revenue. There was $7 million of rental income related to Grand Prix Plaza in Las Vegas in the third quarter of both 2025 and 2024. Quint results in the third quarter were primarily driven by F1 Experiences across the 6 races held, as well as 7 MotoGP races, an NBA event and a WNBA event. Quint’s revenue is seasonal, concentrated around its largest events and the third quarter is proportionally smaller.

LIBERTY LIVE GROUP – In the third quarter, $9 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to Liberty Live Group.

The businesses and assets attributed to Liberty Live Group consist of Liberty Media’s interest in Live Nation and other minority investments.

Share Repurchases

There were no repurchases of Liberty Media’s common stock from August 1 through October 31, 2025. The total remaining repurchase authorization for Liberty Media as of November 1, 2025 is $1.1 billion and can be applied to repurchases of common shares of any of the Liberty Media tracking stocks.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.T.) on November 5, 2025. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of Adjusted OIBDA (as defined by Liberty Media) and the applicable reconciliation, see the accompanying schedules.
3)	For a definition of constant currency operating results, see the accompanying schedules. Applicable reconciliations can be found in the financial table in the section entitled “MotoGP Operating Results” in this press release.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information. The acquisition of MotoGP was completed on July 3, 2025 and is reflected in cash and debt presented from the date of acquisition.

(amounts in millions)	6/30/2025	9/30/2025
Cash and Cash Equivalents Attributable to:
Formula One Group(a)	$3,140	$1,291
Liberty Live Group	308	297
Total Consolidated Cash and Cash Equivalents (GAAP)	$3,448	$1,588

Debt:
2.25% convertible notes due 2027(b)	475	475
Formula 1 term loan and revolving credit facility	2,372	3,361
MotoGP credit facilities	—	1,172
Other corporate level debt	50	48
Total Attributed Formula One Group Debt	$2,897	$5,056
Fair market value adjustment	133	108
Total Attributed Formula One Group Debt (GAAP)	$3,030	$5,164
Formula 1 leverage(c)	0.7x	3.0x
MotoGP leverage(d)	—	5.6x

2.375% Live Nation exchangeable senior debentures due 2053(b)	1,150	1,150
Live Nation margin loan	—	—
Total Attributed Liberty Live Group Debt	$1,150	$1,150
Fair market value adjustment	619	723
Total Attributed Liberty Live Group Debt (GAAP)	$1,769	$1,873

Total Liberty Media Corporation Debt (GAAP)	$4,799	$7,037

a)	Includes $1,775 million and $571 million of cash held at F1 as of June 30, 2025 and September 30, 2025, respectively, $176 million of cash held at MotoGP as of September 30, 2025 and $70 million and $78 million of cash held at Quint as of June 30, 2025 and September 30, 2025, respectively.
b)	Face amount of the convertible notes and exchangeable debentures with no fair market value adjustment.
c)	Net leverage as defined in F1’s credit facilities for covenant calculations.
d)	Net leverage as defined in MotoGP’s credit facilities for covenant calculations.

Liberty Media, F1 and MotoGP are in compliance with their debt covenants as of September 30, 2025.

Total cash and cash equivalents attributed to Formula One Group decreased $1,849 million during the third quarter primarily due to net cash paid for the acquisition of MotoGP, partially offset by net cash from operations generated at both F1 and MotoGP. Total debt attributed to Formula One Group increased in the third quarter, driven by the consolidation of MotoGP’s debt and incremental debt raised at F1 to fund a portion of the MotoGP acquisition. As of September 30th, F1’s covenant leverage was below the threshold of 3.75x to trigger a permanent reduction in the Term Loan B margin from

Term SOFR+200 bps to Term SOFR+175 bps. Interest will begin accruing at the lower rate upon delivery of the compliance certificate promptly after earnings.

Total cash and cash equivalents attributed to Liberty Live Group decreased $11 million during the third quarter primarily due to interest payments and corporate overhead, including transaction expenses. Total debt attributed to Liberty Live Group was flat during the third quarter. On September 12, 2025, the Live Nation margin loan was amended to, among other things, extend the maturity date from September 9, 2026 to September 8, 2028 and change the interest rate from Term SOFR plus 2.0% to Term SOFR plus 1.875%.

Important Notice: Liberty Media Corporation (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.T.) on November 5, 2025.  The call can be accessed by dialing (877) 704-2829 or (215) 268-9864, passcode 13748885 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, the Formula 1 race calendar, expectations regarding Formula 1’s and MotoGP’s businesses, the planned split-off of Liberty Live, including the anticipated timing and benefits, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of all conditions for the split-off of Liberty Live, the assumptions and historical information used in the pro forma financial information of MotoGP, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of  future litigation, the failure to realize benefits of acquisitions, rapid industry change, failure of third parties to perform, continued access to capital on terms acceptable to Liberty Media and changes in law, including consumer protection laws, and their enforcement. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Shane Kleinstein (720) 875-5432

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

September 30, 2025 (unaudited)

	Attributed
	Formula	Liberty
	One	Live	Intergroup	Consolidated
	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,291	297	—	1,588
Trade and other receivables, net	302	1	—	303
Other current assets	468	—	—	468
Total current assets	2,061	298	—	2,359
Investments in affiliates, accounted for using the equity method	33	708	—	741

Property and equipment, at cost	1,029	—	—	1,029
Accumulated depreciation	(202)	—	—	(202)
	827	—	—	827

Goodwill	7,200	—	—	7,200
Intangible assets subject to amortization, net	5,267	—	—	5,267
Deferred income tax assets	560	267	(28)	799
Other assets	412	216	—	628
Total assets	$16,360	1,489	(28)	17,821

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$2	(2)	—	—
Accounts payable and accrued liabilities	472	2	—	474
Current portion of debt	42	1,873	—	1,915
Deferred revenue	1,090	—	—	1,090
Financial instrument liabilities	1	—	—	1
Other current liabilities	46	—	—	46
Total current liabilities	1,653	1,873	—	3,526
Long-term debt	5,122	—	—	5,122
Deferred income tax liabilities	688	—	(28)	660
Other liabilities	273	150	—	423
Total liabilities	7,736	2,023	(28)	9,731
Redeemable noncontrolling interests in equity of subsidiary	692	—	—	692
Equity / Attributed net assets	7,932	(556)	—	7,376
Noncontrolling interests in equity of subsidiaries	—	22	—	22
Total liabilities and equity	$16,360	1,489	(28)	17,821

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2025 (unaudited)

	Attributed
	Formula	Liberty
	One	Live	Consolidated
	Group	Group	Liberty

	amounts in millions
Revenue:
Motorsport revenue	$1,024	—	1,024
Other revenue	61	—	61
Total revenue	1,085	—	1,085
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	631	—	631
Other cost of sales	33	—	33
Selling, general and administrative (1)	131	9	140
Acquisition costs	14	—	14
Depreciation and amortization	118	—	118
	927	9	936
Operating income (loss)	158	(9)	149
Other income (expense):
Interest expense	(79)	(7)	(86)
Share of earnings (losses) of affiliates, net	(3)	124	121
Realized and unrealized gains (losses) on financial instruments, net	17	(177)	(160)
Other, net	(4)	3	(1)
	(69)	(57)	(126)
Earnings (loss) before income taxes	89	(66)	23
Income tax (expense) benefit	(23)	13	(10)
Net earnings (loss)	66	(53)	13
Less net earnings (loss) attributable to the noncontrolling interests	—	—	—
Net earnings (loss) attributable to Liberty stockholders	$66	(53)	13

(1) Includes stock-based compensation expense as follows:
Selling, general and administrative	$7	1	8

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2024 (unaudited)

	Attributed
	Formula	Liberty	Liberty
	One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Motorsport revenue	$848	—	—	848
Other revenue	63	—	—	63
Total revenue	911	—	—	911
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	554	—	—	554
Other cost of sales	41	—	—	41
Selling, general and administrative (1)	115	3	—	118
Acquisition costs	3	—	—	3
Depreciation and amortization	88	—	—	88
	801	3	—	804
Operating income (loss)	110	(3)	—	107
Other income (expense):
Interest expense	(54)	(8)	—	(62)
Share of earnings (losses) of affiliates, net	(1)	117	—	116
Realized and unrealized gains (losses) on financial instruments, net	39	(94)	—	(55)
Other, net	21	8	—	29
	5	23	—	28
Earnings (loss) from continuing operations before income taxes	115	20	—	135
Income tax (expense) benefit	2	(5)	—	(3)
Net earnings (loss) from continuing operations	117	15	—	132
Net earnings (loss) from discontinued operations	—	—	(3,002)	(3,002)
Net earnings (loss)	117	15	(3,002)	(2,870)
Less net earnings (loss) attributable to the noncontrolling interests	—	—	(502)	(502)
Net earnings (loss) attributable to Liberty stockholders	$117	15	(2,500)	(2,368)

(1) Includes stock-based compensation expense as follows:
Selling, general and administrative	$6	1	—	7

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2025 (unaudited)

	Attributed
	Formula	Liberty
	One	Live	Consolidated
	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$470	(248)	222
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	275	—	275
Stock-based compensation	15	3	18
Share of (earnings) loss of affiliates, net	8	(201)	(193)
Realized and unrealized (gains) losses on financial instruments, net	(259)	483	224
Deferred income tax expense (benefit)	(1)	(63)	(64)
Intergroup tax allocation	4	(4)	—
Other, net	(2)	1	(1)
Changes in operating assets and liabilities
Current and other assets	(262)	—	(262)
Payables and other liabilities	565	1	566
Net cash provided (used) by operating activities	813	(28)	785
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(22)	(1)	(23)
Cash proceeds from dispositions	26	—	26
Cash (paid) received for acquisitions, net of cash acquired	(3,267)	—	(3,267)
Capital expended for property and equipment, including internal-use software and website development	(58)	—	(58)
Cash proceeds from foreign currency forward contracts	3,700	—	3,700
Cash paid for foreign currency forward contracts	(3,503)	—	(3,503)
Other investing activities, net	(13)	—	(13)
Net cash provided (used) by investing activities	(3,137)	(1)	(3,138)
Cash flows from financing activities:
Borrowings of debt	1,748	—	1,748
Repayments of debt	(746)	—	(746)
Other financing activities, net	(13)	1	(12)
Net cash provided (used) by financing activities	989	1	990
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	12	—	12
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,323)	(28)	(1,351)
Cash, cash equivalents and restricted cash at beginning of period	2,638	325	2,963
Cash, cash equivalents and restricted cash at end of period	$1,315	297	1,612

Cash and cash equivalents	$1,291	297	1,588
Restricted cash included in other assets	24	—	24
Total cash, cash equivalents and restricted cash at end of period	$1,315	297	1,612

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2024 (unaudited)

	Attributed
	Formula	Liberty	Liberty
	One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$218	76	(2,412)	(2,118)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Net (earnings) loss from discontinued operations	—	—	2,412	2,412
Depreciation and amortization	263	—	—	263
Stock-based compensation	24	3	—	27
Share of (earnings) loss of affiliates, net	6	(181)	—	(175)
Realized and unrealized (gains) losses on financial instruments, net	(86)	75	—	(11)
Deferred income tax expense (benefit)	22	22	—	44
Intergroup tax allocation	(97)	(1)	—	(98)
Intergroup tax (payments) receipts	128	3	—	131
Other, net	25	(4)	—	21
Changes in operating assets and liabilities
Current and other assets	(71)	—	—	(71)
Payables and other liabilities	155	(4)	—	151
Net cash provided (used) by operating activities	587	(11)	—	576
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(7)	(3)	—	(10)
Cash proceeds from dispositions	—	107	—	107
Cash (paid) received for acquisitions, net of cash acquired	(205)	—	—	(205)
Capital expended for property and equipment, including internal-use software and website development	(52)	—	—	(52)
Other investing activities, net	(13)	1	—	(12)
Net cash provided (used) by investing activities	(277)	105	—	(172)
Cash flows from financing activities:
Borrowings of debt	644	—	—	644
Repayments of debt	(671)	(12)	—	(683)
Issuance of Series C Liberty Formula One common stock	939	—	—	939
Other financing activities, net	42	1	—	43
Net cash provided (used) by financing activities	954	(11)	—	943
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1	—	—	1
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—	879	879
Cash provided (used) by investing activities	—	—	(709)	(709)
Cash provided (used) by financing activities	—	—	(485)	(485)
Net cash provided (used) by discontinued operations	—	—	(315)	(315)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,265	83	(315)	1,033
Cash, cash equivalents and restricted cash at beginning of period	1,408	305	315	2,028
Cash, cash equivalents and restricted cash at end of period	$2,673	388	—	3,061

Cash and cash equivalents	$2,666	388	—	3,054
Restricted cash included in other current assets	7	—	—	7
Total cash, cash equivalents and restricted cash at end of period	$2,673	388	—	3,061

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, Concorde incentive payments and restructuring, acquisition and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three and nine months ended September 30, 2024 and September 30, 2025.

QUARTERLY SUMMARY

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2025	2024	2025
Formula One Group
Operating income (loss)	$110	$158	$264	$371
Depreciation and amortization	88	118	263	275
Stock compensation expense	6	7	24	15
Acquisition costs(a)	3	14	23	28
Concorde incentive payments	—	—	—	50
Adjusted OIBDA	$207	$297	$574	$739

(a)	Formula One Group incurred $3 million and $14 million of costs related to corporate acquisitions during the three months ended September 30, 2024 and September 30, 2025, respectively, and $23 million and $28 million of costs related to corporate acquisitions during the nine months ended September 30, 2024 and September 30, 2025, respectively.

SCHEDULE 2

This press release also references operating results on a constant currency basis, which is a non-GAAP measure, for MotoGP. Constant currency operating results, as presented herein, are calculated as the difference between current period activity translated using the prior period’s currency exchange rates.

Liberty Media believes constant currency operating results are an important indicator of financial performance for MotoGP, due to the translational impact of foreign currency fluctuations relating to its operating results for countries where the functional currency is not the US dollar. Liberty Media uses constant currency operating results to provide a framework to assess how the MotoGP business performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables in the section entitled “MotoGP Operating Results” in this press release for a reconciliation of the impact of foreign currency fluctuations on revenue and Adjusted OIBDA.